Exhibit 10.2

FIRST AMENDMENT TO
CASCADE NATURAL GAS CORPORATION
2000 DIRECTOR STOCK AWARD PLAN

This First Amendment to the 2000 Director Stock Award Plan (“First Amendment”) is dated February 17, 2006, and amends that certain 2000 Director Stock Award Plan (the “Plan”) of Cascade Natural Gas Corporation (the “Corporation”). Capitalized terms not otherwise defined in this First Amendment shall have the meanings set forth in the Plan.

AMENDMENTS

Pursuant to its authority under Section 9.2 of the Plan, the Board of Directors of the Corporation hereby amends the Plan as follows:

1.      Grant of Stock Awards.   Section 6.1 of the Plan is amended in its entirety to read as follows:

“6.1   Grant of Stock Awards.   As of each April 24 in 2000 and subsequent years, Cascade automatically shall grant to each person who served as a Director during the period since the preceding April 24 a Stock Award. The Stock Award to be granted in the years 2000 - 2005 shall be 500 Shares. The Stock Award to be granted in 2006 and subsequent years shall be 1,000 Shares. The number of Shares granted each year shall be subject to any adjustment required or permitted pursuant to Article 8. Each such grant shall occur automatically during the term of this Plan without further action of the Board.”

2.      Approvals.   This First Amendment was duly approved by the Board of Directors of the Corporation on November 14, 2005, and was approved by the Shareholders of the Corporation on February 17, 2006.

3.      Other Provisions.   Except as expressly amended by this First Amendment, the Plan shall remain in full force and effect.